Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
CONTACT:
Investment Community and Media:
Cameron Golden
Director of Investor Relations/Corporate Communications
404-407-1984
CameronGolden@cousinsproperties.com
website address: www.cousinsproperties.com
COUSINS HIRES REIT VETERAN ADZEMA AS CHIEF FINANCIAL OFFICER
ATLANTA—November 8, 2010—Cousins Properties Incorporated (NYSE: CUZ) announced today that Gregg D. Adzema has been hired as Executive Vice President and Chief Financial Officer, effective November 30, 2010. Mr. Adzema replaces Jim Fleming, who announced his pending retirement from the position earlier this year. Fleming will serve as a consultant to the Company to facilitate a seamless transition.
Mr. Adzema has spent most of his 23-year career in senior financial, investment and advisory roles in commercial real estate. He was with Summit Properties, a publicly traded apartment REIT, from 1996 to 2005, the last four years of which he served as Executive Vice President and Chief Financial Officer, and led Summit’s highly successful sale to Camden Property Trust. He was also previously with Arthur Andersen, Centex Corporation and Wachovia Bank. Most recently, Mr. Adzema served as Chief Investment Officer and Executive Vice President for two advisory and real estate firms in Charlotte, N.C.
Larry Gellerstedt, Cousins President and Chief Executive Officer, noted, “Gregg is a great addition to the Cousins’ team. His well-regarded experience as CFO at Summit Properties, as well as his deep background in investments and capital markets, will be a significant asset for Cousins in the years ahead.”
Gellerstedt added, “I’d also like to once again thank Jim Fleming for all he’s done for Cousins over the past decade. He has played a critical role in strengthening our financial position and preparing the Company for a successful run into the next cycle and we wish him the very best.”
About Cousins Properties
Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail and land development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.
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191 Peachtree Street NE • Suite 3600 • Atlanta, Georgia 30303 • 404-407-1000 • FAX 404-407-1002

Cousins Hires REIT Veteran Adzema As Chief Financial Officer

November 8, 2010
Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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191 Peachtree Street NE • Suite 3600 • Atlanta, Georgia 30303 • 404-407-1000 • FAX 404-407-1002